EXHIBIT 10.4
Amendment No. 2 to Offer Letter
This Amendment No. 2 dated April 26, 2011, to the Offer Letter dated March 30, 2010 (the “Offer Letter”), as previously amended by Amendment No. 1 dated July 22, 2010, is made by and between Ancestry.com Inc. and Eric Shoup.
The Offer Letter is amended by replacing in its entirety the text of the Offer Letter that reads:
(i) any person or entity other than a stockholder of the Company (or any parent corporation) as of the date of this offer letter becomes the beneficial owner, directly or indirectly, of securities of the Company (or any parent corporation) representing fifty percent (50%) or more of the total voting power of all of the Company’s (or any parent corporation’s) then outstanding voting securities,
With the following text:
(i) any person or entity other than Spectrum Equity Investors V L.P. (“Spectrum”) or persons or entities jointly filing Schedule 13G in respect of the Company’s voting securities as of the date of this offer letter becomes the beneficial owner, directly or indirectly, of securities of the Company (or any parent corporation) representing fifty percent (50%) or more of the total voting power of all of the Company’s (or any parent corporation’s) then outstanding voting securities,
Except as expressly provided for in this Amendment No. 2, this Amendment No. 2 will not modify, amend, supplement or waive any provision of the Offer Letter.

ANCESTRY.COM INC.

By	/s/ Timothy Sullivan
Name: Timothy Sullivan
Title: Chief Executive Officer

Accepted and agreed as of the date first above written.

/s/ Eric Shoup

Name: Eric Shoup